Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

BLACKHAWK NETWORK, INC.

ARTICLE I.

NAME

The name of the corporation (herein called the “Corporation”) is Blackhawk Network, Inc.

ARTICLE II.

REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III.

PURPOSE & DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”). The Corporation is to have a perpetual existence.

ARTICLE IV.

CAPITAL STOCK

SECTION 1. Authorized Capital Stock. The total number of shares of capital stock that the Corporation shall have the authority to issue is 150,000,000 shares, 140,000,000 of which shall be common stock, par value $0.001 per share (the “Common Stock”), and 10,000,000 of which shall be preferred stock, par value $0.001 per share (the “Preferred Stock”).

SECTION 2. Common Stock.

(i) The holders of the Common Stock are entitled to vote under law or under this Certificate of Incorporation (the “Certificate of Incorporation”) with respect to all matters put to a vote of the Corporation’s stockholders. Except as otherwise provided in this Certificate of Incorporation or as required by law, the holders of Common Stock shall vote together as a single class and shall be entitled to one (1) vote for each share of Common Stock held by such stockholder.

(ii) In the event of a merger or consolidation of the Corporation with or into another entity in connection with which shares of Common Stock are converted into or exchangeable for shares of stock, other securities or property, including cash, all holders of Common Stock will be entitled to receive the same kind and amount of shares of stock and other securities and property, including cash.

SECTION 3. Preferred Stock.

(i) Authorization. Subject to the voting and approval procedures set forth in the Corporation’s Bylaws (the “Bylaws”), the Board of Directors of the Corporation (the “Board”) is hereby expressly granted authority to authorize in accordance with law from time to time the issuance of one or more series of Preferred Stock and with respect to any such series to fix by resolution or resolutions the numbers, powers, designations, preferences and relative, participating, optional or other special rights of such series and the qualifications, limitations or restrictions thereof, including but without limiting the generality of the foregoing, the following:

(A)	entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends, or to no dividends;

(B)	entitling the holders thereof to receive dividends payable on a parity with, junior to, or in preference to, the dividends payable on any other class or series of capital stock of the Corporation;

(C)	entitling the holders thereof to rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any other distribution of the assets of, the Corporation, on a parity with, junior to or in preference to, the rights of any other class or series of capital stock of the Corporation;

(D)	providing for the conversion, at the option of the holder or of the Corporation or both, of the shares of Preferred Stock into shares of any other class or classes of capital stock of the Corporation or of any series of the same or any other class or classes or into property of the Corporation or into the securities or properties of any other corporation or person, including provision for adjustment of the conversion rate in such events as the Board shall determine, or providing for no conversion;

(E)	providing for the redemption, in whole or in part, of the shares of Preferred Stock at the option of the Corporation or the holder thereof, in cash, bonds or other property, at such price or prices (which amount may vary under different conditions and at different redemption dates), within such period or periods, and under such conditions as the Board shall so provide, including provisions for the creation of a sinking fund for the redemption thereof, or providing for no redemption;

(F)	lacking voting rights or having limited voting rights or enjoying general, special or multiple voting rights; and

(G)	specifying the number of shares constituting that series and the distinctive designation of that series.

All shares of any one series of Preferred Stock shall be identical in all respects with the other shares of such series, except that shares of any one series of Preferred Stock issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The Board may change the powers, designation, preferences, rights, qualifications, limitations and restrictions of, and number of shares in, any series of Preferred Stock as to which no shares are issued and outstanding.

(ii) Dividends. Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

(iii) Liquidation Rights. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed in accordance with the respective priorities and preferential amounts (including unpaid cumulative dividends, if any, and interest thereon, if any) payable with respect thereto, and among shares of any series of Preferred Stock, ratably among the shares of such series.

ARTICLE V.

DIRECTORS

SECTION 1. Number of Directors. The number of Directors on the Board shall initially be four (4). The number of Directors on the Board shall be not less than four or more than nine, with the then authorized number of directors being fixed from time to time by the Board by resolution.

ARTICLE VI.

LIABILITY AND INDEMNIFICATION

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breaches of fiduciary duties as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the personal liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this provision shall be prospective only and shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE VII.

AMENDING THE BYLAWS

The Board is expressly authorized and empowered to make, amend, supplement or repeal the Bylaws, without the assent or vote of the stockholders, not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation, and the stockholders may change or amend or repeal the Bylaws in any manner pursuant to a vote of a majority of the voting power of the outstanding shares of capital stock entitled to vote.

ARTICLE VIII.

STOCKHOLDER ACTION

Any action required or permitted to be taken by the stockholders of the Corporation at a duly called annual or special meeting of such holders may be effected without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE IX.

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, provided that such action is approved in the manner, and otherwise complies with the requirements, set forth in this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI.

INCORPORATOR

The name and mailing address of the incorporator is as follows:

Matthew Stevenson

505 Montgomery Street, Suite 2000

San Francisco, CA 94708

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 27th day of January, 2006.

/s/ Matthew A. Stevenson
Matthew A. Stevenson,
Incorporator

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